Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-137526

CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Offered	Offering Price	Registration Fee(1)
% Senior Notes due 2018	$600,000,000	$23,580
Guarantee of Senior Notes	$600,000,000	(2)

(1)	The registration fee of $23,580 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, a portion of the previously paid registration fee with respect to the proposed offering of unsold securities registered under Registration Statement on Form S-3 (Registration No. 333-97697) initially filed with the Securities Exchange Commission on August 6, 2002 is being applied to offset the $23,580 registration fee in its entirety. Accordingly, no filing fee is being paid at this time.

(2)	Pursuant to Rule 457(n), no separate fee for the guarantee is payable.

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 3, 2008

Preliminary Prospectus Supplement
(To Prospectus Dated September 22, 2006)

$

% Senior Notes due 2018

The notes will bear interest at the rate of     % per year. Interest on the notes will accrue from March   , 2008 and will be payable on March 15 and September 15 of each year, beginning September 15, 2008. The notes will mature on March 15, 2018.

The notes will be the senior obligations of Waste Management, Inc. and will be fully and unconditionally guaranteed by our wholly-owned subsidiary Waste Management Holdings, Inc. The notes will rank equally with all of our other senior indebtedness. The indenture under which we are issuing the notes does not restrict our ability to incur additional senior indebtedness.

We may redeem some or all of the notes at any time at the redemption prices described beginning on page S-14. If a change of control triggering event as described on page S-17 occurs, we may be required to offer to purchase the notes from holders.

Investing in the notes involves risks.  See “Risk Factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discount		Proceeds to Us

Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from March , 2008 if delivery occurs after that date.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to investors on or about March   , 2008 only in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream Luxembourg.

Joint Book-Running and Joint Lead Managers

Banc of America Securities LLC	JPMorgan	RBS Greenwich Capital

March   , 2008

When making your investment decision in the notes, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or that the information we previously filed with the SEC and incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results operations and prospects may have changed since those dates.

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but does not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of the offering of the notes, information about our business and financial data. We encourage you to read this prospectus supplement and the accompanying prospectus, together with documents incorporated by reference, in their entirety before making an investment decision.

As used in this prospectus supplement, the terms “Waste Management,” “we,” “us” or “our” refer to Waste Management, Inc. and its subsidiaries, taken as a whole, unless the context clearly indicates otherwise.

About Waste Management

We are the leading provider of integrated waste services in North America. Using our vast network of assets and employees, we provide a comprehensive range of waste management services. Through our subsidiaries we provide collection, transfer, recycling, disposal and waste-to-energy services. In providing these services, we actively pursue projects and initiatives that we believe make a positive difference for our environment, including recovering and processing the methane gas produced naturally by landfills into a renewable energy source. Our customers include commercial, industrial, municipal and residential customers, other waste management companies, electric utilities and governmental entities.

Our principal offices are located at 1001 Fannin Street, Suite 4000, Houston, Texas 77002. Our telephone number at that address is (713) 512-6200. Our website address is http://www.wm.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K are all available, free of charge, on our website as soon as practicable after we file them with the SEC. Information on our website is not generally incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement. Our common stock is traded on the New York Stock Exchange under the symbol “WMI.”

About Waste Management Holdings, Inc.

Waste Management Holdings, Inc., which we refer to in this prospectus supplement as “WM Holdings,” is a direct wholly-owned subsidiary of Waste Management. WM Holdings is a holding company, the only assets of which are the equity interests of our operating subsidiaries.

The Offering

Issuer	Waste Management, Inc.

Securities Offered	$ million principal amount of % Senior Notes due 2018, subject to our right to issue additional notes of this series in the future.

Subsidiary Guarantee	WM Holdings will fully and unconditionally guarantee, on a senior unsecured basis, the full and prompt payment of the principal and any premium and interest on the notes, when and as it becomes due and payable, whether at maturity or otherwise.

Maturity Date	March 15, 2018

Interest Rate	%

Interest Payment Dates	March 15 and September 15 of each year, commencing September 15, 2008

Optional Redemption	We may elect to redeem and repay any or all of the notes at any time in minimum principal amounts of $2,000 or any integral of $1,000 in excess thereof. We will pay an amount equal to the greater of 100% of the principal amount of the notes redeemed and repaid, or the sum of the present values of the remaining scheduled payments of principal and interest on the notes, as described on page S-14 of this prospectus supplement. We will also pay accrued interest to the redemption date.

Please read “Description of Notes — Optional Redemption.”

Change of Control Offer	If a change of control triggering event as described on page S-17 occurs, each holder of the notes may require us to purchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase. See “Description of Notes — Change of Control Offer.”

Ranking	The notes and the guarantee will constitute the senior unsecured debt of Waste Management, Inc. and WM Holdings, respectively, and will rank equally with all of our and its other existing and future senior indebtedness from time to time outstanding.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• create, incur or assume debt secured by liens;

• engage in sale and leaseback transactions; and

• merge, consolidate or transfer all or substantially all of our assets.

Use of Proceeds	We expect the net proceeds from the offering of the notes to be approximately $ million, after deducting underwriting discounts and commissions and estimated expenses of the offering that we will pay. These net proceeds will be used to retire our debt securities, borrowings under our revolving credit facility and for general corporate purposes. For more details, see “Use of Proceeds.”

Trustee	The Bank of New York Trust Company, N.A.

RISK FACTORS

You should carefully consider the risks described below, the other information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by or on behalf of us and the documents incorporated by reference before making an investment decision in the notes. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. The events discussed in the risk factors below may occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such an instance, the trading price of our securities, including the notes, could decline and you might lose all or part of your investment.

Risks Related to the Notes

We are a holding company and we depend upon cash distributions from our subsidiaries to service our debt.

As a holding company, we conduct our operations through our operating subsidiaries, and our only significant assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations, including our obligations under the notes, depends in part upon the ability of our subsidiaries to make cash distributions to us. Any of our subsidiaries’ declaration of bankruptcy, liquidation or reorganization could materially adversely affect their ability to make cash distributions to us. The ability of our subsidiaries to make distributions to us is also, and will continue to be, restricted by, among other limitations, applicable provisions of the laws of national or state governments and contractual provisions. As of December 31, 2007, our operating subsidiaries had approximately $3.3 billion of indebtedness, excluding inter-company loans. Any inability to pay amounts to us, whether by reason of financial difficulties or other restrictions, could have a material adverse effect on our ability to service and repay our debt, including the notes.

We have substantial indebtedness.

We have substantial indebtedness. At December 31, 2007, our ratio of total debt to total capitalization was approximately 59% and our total consolidated indebtedness as of December 31, 2007 was approximately $8.3 billion. As of December 31, 2007, as adjusted to give effect to the issuance of the notes and the application of the net proceeds from the issuance, we would have had an aggregate of $8.4 billion of consolidated indebtedness. Our annual debt service obligations vary due to differing maturities on all of our debt instruments; however, our total interest expense for the twelve months ended December 31, 2007 was approximately $543 million. A 1% increase in interest rates for our variable rate instruments, including our interest rate swap agreements, would increase our forecasted interest expense for 2008 by approximately 6.0%, or $31 million. Such an increase would cause our coverage ratio, which is one of our debt covenants and is calculated as consolidated net income plus interest and income taxes over interest expense, to decrease from 4.1 to 1 to 3.9 to 1 for the year ended December 31, 2007. Although such an interest rate increase would also affect our other debt covenants, we would still be in compliance with all of these covenants, including the coverage ratio covenant. However, any more substantial increases in interest rates for our variable rate instruments could affect our compliance with our debt covenants, liquidity and ability to service our debt, including making payments on the notes.

The degree to which we are leveraged could adversely affect our ability to obtain additional financing and could make us more vulnerable to industry downturns or competitive pressures, all of which could materially adversely affect our ability to meet our debt service obligations. Additionally, our indentures do not limit the amount of future indebtedness that we can create, incur, assume or guarantee. The incurrence of additional debt could exacerbate any risks associated with our liquidity.

Fraudulent transfer statutes may limit your rights under the guarantee of the notes.

Our obligations under the notes will be guaranteed by our wholly-owned subsidiary, WM Holdings. The guarantee may be subject to review under various laws for the protection of creditors. It is possible that the creditors of WM Holdings may challenge the guarantee as a fraudulent transfer under relevant federal and state laws. Under certain circumstances, including a finding that WM Holdings was insolvent at the time its guarantee was issued, a court could hold that the obligations of WM Holdings under the guarantee may be voided or are subordinate to other obligations of WM Holdings, or that the amount for which WM Holdings is liable under its guarantee of the notes may be limited. Different jurisdictions define “insolvency” differently, and we cannot assure you as to what standard a court would apply in order to determine whether WM Holdings was insolvent. If a court determined that WM Holdings was insolvent on the date the guarantee of the notes was issued, or that the guarantee constituted a fraudulent transfer on another ground, the claims of creditors of WM Holdings would effectively have priority with respect to WM Holdings’ assets and earnings over the claims of the holders of the notes.

We may not have sufficient funds to purchase the notes upon a change of control triggering event and this covenant provides limited protection to investors.

Holders of the notes may require us to purchase their notes upon a “change of control triggering event” as defined under “Description of Notes — Change of Control Offer.” We cannot assure you that we will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, our other then existing debt.

The change of control offer covenant is limited to the transactions specified in “Description of Notes — Change of Control Offer.” We have no present intention to engage in a transaction involving a change of control triggering event, although it is possible that we could decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control triggering event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structure or credit ratings.

You may not be able to sell the notes.

The notes will be a new issuance of securities. There is no existing active trading market for the notes, and a market may never develop. We do not currently intend to apply for listing of the notes on any securities exchange or quotation of the notes on any dealer quotation system. If a market does not develop, you may be unable to resell the notes for a long time, if at all. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Factors that could cause the notes to trade at a discount are:

•	increases in then prevailing interest rates;

•	a decline in our credit worthiness based on our business, operating results or financial condition;

•	weakness in the markets for similar securities; and

•	declining general economic conditions.

Risks Related to Our Business

The waste industry is highly competitive, and if we cannot successfully compete in the marketplace, our business, financial condition and operating results may be materially adversely affected.

We encounter intense competition from governmental, quasi-governmental and private sources in all aspects of our operations. In North America, the industry consists of large national waste management companies, and local and regional companies of varying sizes and financial resources. We compete with these companies as well as with counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial competitive advantages because tax revenues are available to them and tax-exempt financing is more readily available to them. Also, such governmental units may attempt to impose flow control or other restrictions that would give them a competitive advantage.

In addition, competitors may reduce their prices to expand sales volume or to win competitively bid contracts. When this happens, we may rollback prices or offer lower pricing to attract or retain our customers, resulting in a negative impact to our revenue growth from yield on base business.

If we do not successfully manage our costs, our income from operations could be lower than expected.

In recent years, we have implemented several profit improvement initiatives aimed at lowering our costs and enhancing our revenues, and we continue to seek ways to reduce our selling, general and administrative and operating expenses. While generally we have been successful in managing our costs, including subcontractor costs and the effect of fuel price increases, our initiatives may not be sufficient. Even as our revenues increase, if we are unable to control variable costs or increases to our fixed costs in the future, we will be unable to maintain or expand our margins.

We cannot guarantee that we will be able to successfully implement our plans and strategies to improve margins and increase our income from operations.

We have announced several programs and strategies that we have implemented or planned to improve our margins and operating results. For example, except when prohibited by contract, we have implemented price increases and environmental fees, and we continue our fuel surcharge programs, all of which have increased our internal revenue growth. The loss of volumes as a result of price increases may negatively affect our cash flows or results of operations. Additionally, we continue to seek to divest under-performing and non-strategic assets if we cannot improve their profitability. We may not be able to successfully negotiate the divestiture of under-performing and non-strategic operations, which could result in asset impairments or the continued operation of low-margin businesses. If we are not able to fully implement our plans for any reason, many of which are out of our control, we may not see the expected improvements in our income from operations or our operating margins.

The seasonal nature of our business and changes in general and local economic conditions cause our quarterly results to fluctuate, and prior performance is not necessarily indicative of our future results.

Our operating revenues tend to be somewhat higher in summer months, primarily due to the higher volume of construction and demolition waste. The volumes of industrial and residential waste in certain regions where we operate also tend to increase during the summer months. Our second and third quarter revenues and results of operations typically reflect these seasonal trends. Additionally, certain destructive weather conditions that tend to occur during the second half of the year, such as the hurricanes experienced during 2004 and 2005, actually increase our revenues in the areas affected. However, for several reasons, including significant start-up costs, such revenue often generates comparatively lower margins. Certain weather conditions may result in the temporary suspension of our operations, which can significantly affect the operating results of the affected regions. The operating results of our first quarter also often reflect higher repair and maintenance expenses because we rely on the slower winter months, when waste flows are generally lower, to perform scheduled maintenance at our waste-to-energy facilities.

Our business is affected by changes in national and general economic factors that are also outside of our control, including interest rates and consumer confidence. We have $2.9 billion of debt as of December 31, 2007 that is exposed to changes in market interest rates because of the combined impact of our variable rate tax-exempt bonds and our interest rate swap agreements. Therefore, any increase in interest rates can significantly increase our expenses. Additionally, although our services are of an essential nature, a weak economy generally results in decreases in volumes of waste generated, which decreases our revenues. We also face risks related to other adverse external factors, such as the ability of our insurers to meet their commitments in a timely manner and the effect that significant claims or litigation against insurance companies may have on such ability.

Any of the factors described above could materially adversely affect our results of operations and cash flows. Additionally, due to these and other factors, operating results in any interim period are not necessarily indicative of operating results for an entire year, and operating results for any historical period are not necessarily indicative of operating results for a future period.

We cannot predict with certainty the extent of future costs under environmental, health and safety laws, and cannot guarantee that they will not be material.

We could be liable if our operations cause environmental damage to our properties or to the property of other landowners, particularly as a result of the contamination of air, drinking water or soil. Under current law, we could even be held liable for damage caused by conditions that existed before we acquired the assets or operations involved. Also, we could be liable if we arrange for the transportation, disposal or treatment of hazardous substances that cause environmental contamination, or if a predecessor owner made such arrangements and under applicable law we are treated as a successor to the prior owner. Any substantial liability for environmental damage could have a material adverse effect on our financial condition, results of operations and cash flows.

In the ordinary course of our business, we have in the past, and may in the future, become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These include proceedings in which:

•	agencies of federal, state, local or foreign governments seek to impose liability on us under applicable statutes, sometimes involving civil or criminal penalties for violations, or to revoke or deny renewal of a permit we need; and

•	local communities and citizen groups, adjacent landowners or governmental agencies oppose the issuance of a permit or approval we need, allege violations of the permits under which we operate or laws or regulations to which we are subject, or seek to impose liability on us for environmental damage.

We generally seek to work with the authorities or other persons involved in these proceedings to resolve any issues raised. If we are not successful, the adverse outcome of one or more of these proceedings could result in, among other things, material increases in our costs or liabilities as well as material charges for asset impairments.

The waste industry is subject to extensive government regulation, and existing or future regulations may restrict our operations, increase our costs of operations or require us to make additional capital expenditures.

Stringent government regulations at the federal, state, provincial and local level in the United States and Canada have a substantial impact on our business. A large number of complex laws, rules, orders and interpretations govern environmental protection, health, safety, land use, zoning, transportation and related matters. Among other things, they may restrict our operations and adversely affect our financial condition, results of operations and cash flows by imposing conditions such as:

•	limitations on siting and constructing new waste disposal, transfer or processing facilities or expanding existing facilities;

•	limitations, regulations or levies on collection and disposal prices, rates and volumes;

•	limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste; or

•	mandates regarding the disposal of solid waste

Regulations affecting the siting, design and closure of landfills could require us to undertake investigatory or remedial activities, curtail operations or close landfills temporarily or permanently. Future changes in these regulations may require us to modify, supplement or replace equipment or facilities. The costs of complying with these regulations could be substantial.

In order to develop, expand or operate a landfill or other waste management facility, we must have various facility permits and other governmental approvals, including those relating to zoning, environmental protection and land use. The permits and approvals are often difficult, time consuming and costly to obtain and could contain conditions that limit our operations.

Governmental authorities may enact climate change regulations that could increase our costs to operate.

Environmental advocacy groups and regulatory agencies in the United States have been focusing considerable attention on the emissions of greenhouse gases and their potential role in climate change. The adoption of laws and regulations to implement controls of greenhouse gases, including the imposition of fees or taxes, could adversely affect our collection and disposal operations. Additionally, certain of the states in which we operate are contemplating air pollution control regulations that are more stringent than existing and proposed federal regulations. Changing environmental regulations could require us to take any number of actions, including the purchase of emission allowances or installation of additional pollution control technology, and could make some operations less profitable, which could adversely affect our results of operations.

Significant shortages in fuel supply or increases in fuel prices will increase our operating expenses.

The price and supply of fuel are unpredictable, and can fluctuate significantly based on international, political and economic circumstances, as well as other factors outside our control, such as actions by the Organization of the Petroleum Exporting Countries, or OPEC, and other oil and gas producers, regional production patterns, weather conditions and environmental concerns. In the past two years, the year-over-year changes in the average quarterly fuel prices have ranged from an increase of 28% to a decrease of 5%. We need fuel to run our collection and transfer trucks and equipment used in our landfill operations. Supply shortages could substantially increase our operating expenses. Additionally, as fuel prices increase, our direct operating expenses increase and many of our vendors raise their prices as a means to offset their own rising costs. We have in place a fuel surcharge program, designed to offset increased fuel expenses; however, we may not be able to pass through all of our increased costs and some customers’ contracts prohibit any pass through of the increased costs. We may initiate other programs or means to guard against the rising costs of fuel, although there can be no assurances that we will be able to do so or that such programs will be successful. Regardless of any offsetting surcharge programs, the increased operating costs will decrease our operating margins.

We have substantial financial assurance and insurance requirements, and increases in the costs of obtaining adequate financial assurance, or the inadequacy of our insurance coverages, could negatively impact our liquidity and increase our liabilities.

The amount of insurance we are required to maintain for environmental liability is governed by statutory requirements. We believe that the cost for such insurance is high relative to the coverage it would provide, and therefore, our coverages are generally maintained at the minimum statutorily required levels. We face the risk of incurring liabilities for environmental damage if our insurance coverage is ultimately inadequate to cover those damages. We also carry a broad range of insurance coverages that are customary for a company our size. We use these programs to mitigate risk of loss, thereby allowing us to manage our self-insurance exposure associated with claims. To the extent our insurers were unable to meet their obligations, or our own obligations for claims were more than we estimated, there could be a material adverse effect to our financial results.

In addition, to fulfill our financial assurance obligations with respect to environmental closure and post-closure liabilities, we generally obtain letters of credit or surety bonds, rely on insurance, including captive insurance, or fund trust and escrow accounts. We currently have in place all financial assurance instruments necessary for our operations. We do not anticipate any unmanageable difficulty in obtaining financial assurance instruments in the future. However, in the event we are unable to obtain sufficient surety bonding, letters of credit or third-party insurance coverage at reasonable cost, or one or more states cease to view captive insurance as adequate coverage, we would need to rely on other forms of financial assurance. These types of financial assurance could be more expensive to obtain, which could negatively impact our liquidity and capital resources and our ability to meet our obligations as they become due.

The possibility of development and expansion projects or pending acquisitions not being completed or certain other events could result in a material charge against our earnings.

In accordance with generally accepted accounting principles, we capitalize certain expenditures and advances relating to disposal site development, expansion projects, acquisitions, software development costs and other projects. If a facility or operation is permanently shut down or determined to be impaired, a pending acquisition is not completed, a development or expansion project is not completed or is determined to be impaired, we will charge against earnings any unamortized capitalized expenditures and advances relating to such facility, acquisition or project. We reduce the charge against earnings by any portion of the capitalized costs that we estimate will be recoverable, through sale or otherwise.

In future periods, we may be required to incur charges against earnings in accordance with this policy, or due to other events that cause impairments. Any such charges could have a material adverse effect on our results of operations.

Our revenues will fluctuate based on changes in commodity prices.

Our recycling operations process for sale certain recyclable materials, including fibers, aluminum and glass, all of which are subject to significant market price fluctuations. The majority of the recyclables that we process for sale are paper fibers, including old corrugated cardboard, known as OCC, and old newsprint, or ONP. In the past two years, the year-over-year changes in the quarterly average market prices for OCC ranged from a decrease of as much as 34% to an increase of as much as 83%. The same comparisons for ONP have ranged from a decrease of as much as 16% to an increase of as much as 47%. These fluctuations can affect future operating income and cash flows. Additionally, our recycling operations offer rebates to suppliers, based on the market prices of commodities we buy to process for resale. Therefore, even if we experience higher revenues based on increased market prices for commodities, the rebates we pay will also increase.

Additionally, there may be significant price fluctuations in the price of methane gas, electricity and other energy related products that are marketed and sold by our landfill gas recovery, waste-to-energy and independent power production plant operations. The marketing and sales of energy related products by our landfill gas and waste-to-energy operations are generally pursuant to long-term sales agreements. Therefore, market fluctuations do not have a significant effect on these operations in the short-term. However, as those agreements expire and are up for renewal, changes in market prices may affect our revenues. Additionally, revenues from our independent power production plants can be affected by price fluctuations. In the past two years, the year-over-year changes in the average quarterly electricity prices have increased or decreased by as much as 5%.

The development and acceptance of alternatives to landfill disposal and waste-to-energy facilities could reduce our ability to operate at full capacity.

Our customers are increasingly using alternatives to landfill and waste-to-energy disposal, such as recycling and composting. In addition, some state and local governments mandate recycling and waste reduction at the source and prohibit the disposal of certain types of waste, such as yard waste, at landfills or waste-to-energy facilities. Although such mandates are a useful tool to protect our environment, these developments reduce the volume of waste going to landfills and waste-to-energy facilities in certain areas, which may affect our ability to operate our landfills and waste-to-energy facilities at full capacity, as well as the prices that we can charge for landfill disposal and waste-to-energy services.

Efforts by labor unions to organize our employees could increase our operating expenses.

Labor unions constantly make attempts to organize our employees, and these efforts will likely continue in the future. Certain groups of our employees have already chosen to be represented by unions, and we have negotiated collective bargaining agreements with some of the groups. Additional groups of employees may seek union representation in the future, and, if successful, the negotiation of collective bargaining agreements could divert management attention and result in increased operating expenses and lower net income. If we are unable to negotiate acceptable collective bargaining agreements, work stoppages, including strikes, could ensue. Depending on the type and duration of any labor disruptions, our operating expenses could increase significantly, which could adversely affect our financial condition, results of operations and cash flows.

Currently pending or future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements.

We are involved in civil litigation in the ordinary course of our business and from time-to-time are involved in governmental proceedings relating to the conduct of our business. The timing of the final resolutions to these types of matters is often uncertain. Additionally, the possible outcomes or resolutions to these matters could include adverse judgments or settlements, either of which could require substantial payments, adversely affecting our liquidity.

We are increasingly dependent on technology in our operations and if our technology fails, our business could be adversely affected.

We may experience problems with either the operation of our current information technology systems or the development and deployment of new information technology systems that could adversely affect, or even temporarily disrupt, all or a portion of our operations until resolved. We encountered problems with the new revenue management application that we had been piloting throughout 2007, resulting in the termination of the pilot while we determine how to proceed on an enterprise-wide basis. The termination of the pilot may lead to additional costs and expenses, which could be material. Additionally, the delay in implementing a new, enterprise-wide revenue management system may negatively affect our ability to improve our operating margins. Finally, there can be no assurances that our issues related to the licensed application will not ultimately result in an impairment charge, which could be material.

Additionally, any systems failures could impede our ability to timely collect and report financial results in accordance with applicable law and regulations.

We may experience adverse impacts on our reported results of operations as a result of adopting new accounting standards or interpretations.

Our implementation of and compliance with changes in accounting rules, including new accounting rules and interpretations, could adversely affect our reported operating results or cause unanticipated fluctuations in our reported operating results in future periods.

Unforeseen circumstances could result in a need for additional capital.

We currently expect to meet our anticipated cash needs for capital expenditures, acquisitions and other cash expenditures with our cash flows from operations and, to the extent necessary, additional financings. However, materially adverse events could reduce our cash flows from operations. Our Board of Directors has approved a capital allocation program that provides for up to $1.4 billion in aggregate dividend payments and share repurchases during 2008 and recently announced that it expects future quarterly dividend payments, when declared by the Board of Directors, to be $0.27 per share. If our cash flows from operations were negatively affected, we could be forced to reduce capital expenditures, acquisition activity, share repurchase activity or dividend declarations. In these circumstances we instead may elect to incur more indebtedness. If we made such an election, there can be no assurances that we would be able to obtain additional financings on acceptable terms. In these circumstances, we would likely use our revolving credit facility to meet our cash needs.

In the event of a default under our credit facility, we could be required to immediately repay all outstanding borrowings and make cash deposits as collateral for all obligations the facility supports, which we may not be able to do. Additionally, any such default could cause a default under many of our other credit agreements and debt instruments. Any such default would have a material adverse effect on our ability to operate.

USE OF PROCEEDS

We expect the net proceeds from the offering of the notes to be approximately $      million, after deducting discounts to the underwriters and estimated expenses of the offering that we will pay. We intend to use the net proceeds to retire approximately $244 million principal amount of 8.75% Senior Notes due 2018 that become callable in May 2008 at a redemption price equal to par; repay approximately $250 million of currently outstanding borrowings under our revolving credit facility that were incurred in late 2007 for working capital and general corporate purposes; and use the remainder for general corporate purposes. Borrowings under our revolving credit facility have various maturities through March 25, 2008, and currently bear interest at a weighted average rate of 4.7%. Pending application of the offering proceeds as described, we will temporarily invest the proceeds in short-term investments.

Affiliates of some of the underwriters are lenders under our revolving credit facility and will receive a share of the proceeds of this offering as a result of our repayment of outstanding indebtedness under our revolving credit facility. See “Underwriting.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges	4.0x	3.5x	3.2x	3.5x	3.1x

We have computed the ratio of earnings to fixed charges by dividing earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges consist of earnings before taxes, cumulative effects of changes in accounting principles, losses in equity investments, minority interest expense and fixed charges. Fixed charges consist of total interest, whether expensed or capitalized, and the portion of our operating lease rental expense that represents an interest factor.

CAPITALIZATION

Assuming an offering of $600 million of notes at par, the following table sets forth our consolidated capitalization as of December 31, 2007 and as adjusted to give effect to the offering of the notes and the application of the net proceeds as described under “Use of Proceeds.” It is important that you read the following information along with the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	December 31, 2007
	Actual	As Adjusted
	(dollars in millions)

Debt:
Revolving credit facility (weighted average interest rate of 5.4% at December 31, 2007)(a)	$300	$50
Canadian credit facility (weighted average interest rate of 5.3% at December 31, 2007)(b)	336	336
Senior notes and debentures —
Maturing through 2032, interest rates ranging from 5.0% to 8.75% (weighted average interest rate of 7.0% at December 31, 2007)(c)	4,584	4,340
% Senior Notes due 2018 offered hereby	—	600
Tax-exempt bonds maturing through 2039, fixed and variable interest rates ranging from 2.9% to 7.4% (weighted average interest rate of 4.4% at December 31, 2007)(d)	2,533	2,533
Tax-exempt project bonds, principal payable in periodic installments, maturing through 2027, fixed and variable interest rates ranging from 3.5% to 9.3% (weighted average interest rate of 5.3% at December 31, 2007)(e)	290	290
Capital leases and other, maturing through 2036, interest rates up to 12%	294	294

Total Debt	$8,337	$8,443

Stockholders’ Equity:
Common stock, $0.01 par value; 1,500,000,000 shares authorized; 630,282,461 shares issued	$6	$6
Additional paid-in capital	4,542	4,542
Retained earnings	5,080	5,080
Accumulated other comprehensive income	229	229
Treasury stock at cost, 130,163,692 shares	(4,065)	(4,065)

Total stockholders’ equity	5,792	5,792

Total debt and stockholders’ equity	$14,129	$14,235

(a)	$2.4 billion revolving credit facility that matures August 17, 2011. The As Adjusted amount is pro forma as of December 31, 2007. In the first quarter of 2008, we repaid this $50 million of borrowings outstanding as of December 31, 2007.

(b)	Waste Management of Canada Corporation, our wholly-owned subsidiary, is party to a Cdn $340 million credit facility with a maturity of November 2012 that is guaranteed by us.

(c)	The carrying value of the $244 million of 8.75% Senior Notes due 2018 that we expect to call in May 2008 was $255 million as of December 31, 2007. The difference between the carrying value and par value of this debt obligation is related to hedge accounting for interest rate swaps. The difference is currently recognized ratably as a reduction in interest expense through the scheduled maturity of this debt in May 2018. Upon redemption of the 8.75% Senior Notes due 2018 in May 2008, the remaining unamortized balance, which is currently expected to be approximately $10 million, will be recognized as a reduction to interest expense.

(d)	We issue both fixed and floating rate tax-exempt bonds as a means of low-cost financing for capital expenditures. The proceeds from the issuances may only be used for the specific purpose for which the funds were raised, which is generally to finance expenditures for landfill construction and development, equipment vehicles and facilities in support of our operations.

(e)	Tax-exempt project bonds are used primarily by our Wheelabrator Group, which owns and operates waste-to-energy facilities and independent power production plants, to finance the development of the waste-to-energy facilities.

DESCRIPTION OF NOTES

The notes are a new series of debt securities described in the accompanying prospectus that will be issued under an Indenture dated as of September 10, 1997, between us and The Bank of New York Trust Company, N.A. (the current successor to Texas Commerce Bank National Association), as Trustee. We will issue the notes pursuant to a resolution of our Board of Directors and accompanying officers’ certificate setting forth the specific terms applicable to the notes.

This Description of Notes is intended to be an overview of the material provisions of the notes and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. Since this Description of Notes is only a summary, you should refer to the Indenture and the notes, forms of which are available from us, for a complete description of our obligations and your rights.

The Notes.  The notes:

•	are our general unsecured, senior obligations;

•	constitute a new series of debt securities issued under the Indenture and will be initially limited to an aggregate principal amount of $ million;

•	mature on March 15, 2018;

•	are unconditionally guaranteed by our wholly-owned subsidiary WM Holdings;

•	will not be entitled to the benefit of any sinking fund;

•	will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

•	will be issued only in book-entry form represented by one or more global notes registered initially in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), or such other name as may be requested by an authorized representative of DTC, and deposited with the Trustee, as custodian for DTC.

Interest.  Interest on the notes will:

•	accrue at the rate of % per annum;

•	accrue from March , 2008 or the most recent interest payment date;

•	be payable in cash semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2008;

•	be payable to holders of record on the March 1 and September 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment and Transfer

Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its direct and indirect participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of The Bank of New York, on behalf (for the benefit of) of The Bank of New York Trust Company, N.A., located at 101 Barclay Street, Floor 21 West, New York, New York 10286).

Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, payment of interest on the notes in definitive form may, at our option, be made at the corporate trust office of The Bank of New York, on behalf (for the benefit of) of The Bank of New York Trust Company, N.A., or by check mailed directly to registered holders at their registered addresses or by wire transfer to an account designated by a registered holder.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption for a period beginning 15 days before selection of notes to be redeemed and ending on the day of mailing of the notice of redemption.

The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

The notes will be redeemable and repayable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed and repaid; or

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus basis points;

plus, in either case, accrued interest to the date of redemption.

Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the manner of determining the redemption price and the place(s) that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. Notes called for redemption will be redeemed and repaid in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof. If less than all the notes are redeemed at any time, the Trustee will select the notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate.

The factors that we generally consider in determining whether to redeem notes are (1) whether the current rates on new notes would be considerably less than the interest rates on the notes to be redeemed after consideration of any make-whole provision, (2) whether we have excess cash on hand and decide to reduce debt levels and (3) whether we are involved in a substantial merger or acquisition in which it becomes necessary to redeem the notes because of a debt restructuring agreement. However, given the substantial expense we would incur in redeeming the notes due to the calculation of the redemption price described above, we do not believe that we would redeem the notes in the ordinary course of our business. We are currently unaware of any circumstances under which we would redeem the notes.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Treasury Yield” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

“Independent Investment Banker” means any of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Greenwich Capital Markets, Inc. (and their respective successors), or, if all of such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to us.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 p.m., New York City time, on the third business day preceding the redemption date, as set forth on “Telerate Page 500” (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time (i) the average of the Reference Treasury Dealer Quotations obtained by the Trustee for the redemption date, after excluding the highest and lowest of all Reference Treasury Dealer Quotations obtained, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Trustee.

“Reference Treasury Dealer” means (i) each of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Greenwich Capital Markets, Inc. (and their respective successors), unless any of them ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we will substitute therefore another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Except as set forth above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Defeasance

The notes will be subject to legal defeasance and to covenant defeasance as provided under “Description of Debt Securities — Provisions Applicable to Each Indenture — Defeasance” in the accompanying prospectus.

Satisfaction and Discharge

Upon our written request, the Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise expressly provided for in the Indenture) as to all outstanding notes, when:

(1)  either:

(a)  all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)  all notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and at our expense, and we have deposited or caused to be deposited with the Trustee trust funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on, the notes to the date of such deposit (in the case of notes already due and payable) or to the date of stated maturity or redemption, as the case may be;

(2)  we have paid all other sums payable under the Indenture by us; and

(3)  we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Ranking

The notes will be our unsecured and unsubordinated obligations, and will rank equally in contractual right of payment with all of our other existing and future senior indebtedness from time to time outstanding.

The Indenture does not limit the amount of debt securities that we may issue. From time to time, we may issue additional notes under the Indenture in separate series, each up to the aggregate amount authorized for such series, or we may reopen an existing series of notes under the Indenture by issuing further notes of the same series with substantially the same terms. See “— Further Issuances.”

We currently conduct substantially all our operations through our operating subsidiaries, and those subsidiaries generate substantially all our operating income and cash flow. As a result, distributions or advances from our operating subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our operating subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. The notes will be structurally subordinated to all obligations of our operating subsidiaries, including claims of trade payables. This means that holders of the notes will have a junior position to the claims of creditors of our operating subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The Indenture does not limit the amount of debt our subsidiaries can incur, and it permits us to incur some secured debt. For a description of the limitations on our ability to incur secured debt, see “Description of Debt Securities — Provisions Applicable Solely to Senior Debt Securities” in the accompanying prospectus.

As of December 31, 2007, our operating subsidiaries had approximately $3.3 billion of indebtedness and WM Holdings had approximately $889 million of indebtedness (excluding guarantees of $4.2 billion of our senior debt), in each case excluding intercompany loans. As of December 31, 2007, as adjusted to give effect to the issuance of the notes and the application of the net proceeds from the issuance, we would have had an aggregate of $8.4 billion of consolidated indebtedness.

Guarantee

WM Holdings will unconditionally guarantee our obligations under the notes. The guarantee will be a general, unsecured obligation of WM Holdings and will rank equally in contractual right of payment with all existing and future senior indebtedness of WM Holdings from time to time outstanding. In an attempt to limit the applicability of fraudulent transfer laws, the guarantee limits the amount of the guarantee to the amount that will result in the guarantee not constituting a fraudulent transfer or improper corporate distribution.

The guarantee of the notes shall be binding on WM Holdings, its successors and assigns, and shall continue in full force and effect for the benefit of holders of the notes until the earliest to occur of:

•	the consolidation or merger of WM Holdings into Waste Management or its successor;

•	the consolidation or merger of Waste Management or its successor into WM Holdings;

•	payment in full of all interest and principal due on the notes; or

•	the release of the guarantees by WM Holdings of obligations of Waste Management under its credit facilities (or any replacement or new principal credit facility). Our credit facilities currently state that WM Holdings’ guarantees under the facilities can only be released with the written consent of each of the lenders that is a party thereto.

Change of Control Offer

If a change of control triggering event occurs, unless we have exercised our option to redeem such notes as described above, we will be required to make an offer (a “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased (a “change of control payment”), plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase, subject to the right of holders of record on the applicable record date to receive interest due on the next interest payment date.

Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice may, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

Upon the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the Indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the applicable requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not continuing directors; or (5) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the preceding, a transaction will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“change of control triggering event” means the occurrence of both a change of control and a rating event.

“continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc. and its successors.

“investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“rating event” means the rating on the notes is lowered by at least two of the three rating agencies and the notes are rated below an investment grade rating by at least two of the three rating agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing 60 days prior to the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following consummation of such change of control.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Certain covenants in the Indenture limit our ability and the ability of our subsidiaries to:

•	create, incur or assume debt secured by liens;

•	enter into sale and leaseback transactions; and

•	merge, consolidate or transfer all or substantially all of our assets.

For a description of these covenants, see “Description of Debt Securities — Provisions Applicable to Each Indenture — Consolidation, Merger and Sale of Assets” and “— Provisions Applicable Solely to Senior Debt Securities — Restrictive Covenants” in the accompanying prospectus.

Further Issuances

We may from time to time, without notice or the consent of the registered holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes), so that such further notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes. We may at any time purchase notes in the open market or otherwise at any price.

Book-Entry Systems

We will issue the notes in the form of one or more fully registered global notes, without coupons, each of which we refer to as a “global note.” Each such global note will be registered in the name of a depositary or a nominee of a depositary and held through one or more international and domestic clearing systems, principally the book-entry systems operated by The Depository Trust Company, or DTC, in the United States and by Euroclear Bank S.A./ N.V., or the Euroclear Operator, as an operator of the Euroclear System, or Euroclear, and Clearstream Banking S.A., or Clearstream, in Europe. Unless and until definitive notes are issued, all references to actions by holders of notes issued in global form refer to actions taken by DTC, Euroclear or Clearstream, as the case may be, upon instructions from their respective participants, and all references to payments and notices to the holders refer to payments and notices to DTC, its nominee, Euroclear or Clearstream, as the case may be, as the registered holder of the offered notes. Electronic notes and payment transfer, processing, depositary and custodial links have been established among these systems and others, either directly or indirectly, which enable global notes to be issued, held and transferred among these clearing systems through these links.

Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time. Neither we nor the Trustee or any registrar and transfer agent with respect to the notes will have any responsibility for the performance by DTC, Euroclear, Clearstream or any of their respective direct or indirect participants of their respective obligations under the rules and procedures governing DTC’s, Euroclear’s or Clearstream’s operations.

The notes in the form of one or more global notes will be registered in the name of DTC or a nominee of DTC. Where appropriate, links will be established among DTC, Euroclear and Clearstream to facilitate the initial issuance of any notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading. While the following information concerning DTC, Euroclear and Clearstream and their respective book-entry systems has been obtained from sources that we believe to be reliable, we take no responsibility for the accuracy of that information.

DTC

DTC has advised us and the underwriters as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

•	DTC holds securities for its participating organizations, referred to as “direct DTC participants,” and facilitates the clearance and settlement of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others, referred to as “indirect DTC participants,” for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

•	DTC is owned by The Depository Trust & Clearing Corporation, which is owned by a number of its direct participants and by The New York Stock Exchange, Inc., The American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc.

•	The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

Purchases of notes under the DTC system must be made by or through direct DTC participants, which will receive a credit for the notes in DTC’s records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect DTC participants’ records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct DTC participants are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global notes from any beneficial owner or otherwise.

So long as DTC’s nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the notes for all purposes under the Indenture. Except as provided below, beneficial owners will not be entitled to have any of the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct DTC participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct DTC participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct DTC participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect DTC participants.

DTC may discontinue providing its service as securities depositary with respect to the notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under those circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

Neither Waste Management, the Trustee nor the underwriters will have any responsibility or obligation to direct DTC participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct DTC participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to direct DTC participants or beneficial owners.

So long as the notes are in DTC’s book-entry system, secondary market trading activity in the notes will settle in immediately available funds. We will make all applicable payments on the notes issued as global notes in immediately available funds.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled through Euroclear in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator under a contract with Euroclear Clearance System plc, a U.K. corporation, or the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the securities offered by this prospectus supplement or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking Commission and the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear

Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Euroclear will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depositary for the notes, it will record the total ownership of the notes of the U.S. agent of Euroclear as a participant in DTC. When the notes are to be transferred from the account of a direct DTC participant to the account of a Euroclear participant, the purchaser must send instructions to Euroclear through an Euroclear participant at least one day prior to settlement. Euroclear will instruct its U.S. agent to receive the notes against payment. After settlement, Euroclear will credit its participant’s account with the interest in the notes purchased. Credit for the notes will appear on the next day (European time).

In instances in which the notes are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending the notes to the relevant U.S. agent acting for the benefit of Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Euroclear participant wishes to transfer the notes to a direct DTC participant, the seller will be required to send instructions to Euroclear through an Euroclear participant at least one business day prior to settlement. In these cases, Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear on the days when Euroclear is open for business. Euroclear may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Euroclear on the same business day as in the United States.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters of the securities offered by means of this prospectus supplement or one or more of their affiliates. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect DTC participant.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Clearstream will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depositary for the notes, it will record the total ownership of the notes of the U.S. agent of Clearstream as a participant in DTC. When the notes are to be transferred from the account of a direct DTC participant to the account of a Clearstream participant, the purchaser must send instructions to Clearstream through a Clearstream participant at least one day prior to settlement. Clearstream will instruct its U.S. agent to receive the notes against payment. After settlement, Clearstream will credit its participant’s account with the interest in the notes. Credit for the notes will appear on the next day (European time).

In instances in which the notes are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending the notes to the relevant U.S. agent acting for the benefit of Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Clearstream participant wishes to transfer the notes to a direct DTC participant, the seller will be required to send instructions to Clearstream through a Clearstream participant at least one business day prior to settlement. In these cases, Clearstream will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream on the days when Clearstream is open for business. Clearstream may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Clearstream on the same business day as in the United States.

UNDERWRITING

Banc of America Securities LLC, Greenwich Capital Markets, Inc. and J.P. Morgan Securities Inc. are acting as joint book-running and joint lead managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount

Banc of America Securities LLC	$
Greenwich Capital Markets, Inc.
J.P. Morgan Securities Inc.
Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed     % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $650,000.

We have agreed that we will not offer to sell any of our debt securities (other than the notes, bank borrowings and commercial paper) for a period of 30 days after the date of this prospectus supplement without the prior written consent of the representatives.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of bonds to the public in that Relevant Member State prior to the publication of a prospectus in relation to the bonds which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of bonds to the public in that Relevant Member State at any time:(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or (d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the term “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information of the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the term “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has also agreed that: (i) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom; (ii) and it has only communicated, or caused to be communicated, and will only communicate, or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FMSA does not apply to us.

Certain of the underwriters or their affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Affiliates of Banc of America Securities LLC and J.P. Morgan Securities Inc. serve as Syndication Agents, Lead Arrangers, Joint Bookrunners and lenders under our revolving credit facility and an affiliate of Greenwich Capital Markets, Inc. serves as a lender under our revolving credit facility. These affiliates of the underwriters will receive a portion of the proceeds from this offering as a result of our repayment of $250 million of outstanding indebtedness thereunder, which may in aggregate be more than 10% of the net proceeds of this offering. Accordingly, this offering is being conducted in accordance with the requirements of Rule 2710(h) of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Affiliates of Banc of America Securities LLC and J.P. Morgan Securities Inc. also serve as lenders under Waste Management of Canada Corporation’s credit facility.

LEGAL MATTERS

Certain legal matters in connection with the notes offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and for the underwriters by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. represents us from time to time in matters unrelated to this offering.

EXPERTS

The consolidated financial statements of Waste Management, Inc. appearing in Waste Management, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as of December 31, 2007, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2007 incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

WASTE MANAGEMENT, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
GUARANTEES
UNITS

We or selling securityholders may from time to time offer to sell the securities listed above in one or more classes or series in amounts, at prices and on terms that will be determined at the time of the offering.

Each time we or a selling securityholder sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “WMI.”

You should consider carefully the risk factors included in our periodic reports filed with the SEC and the applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 22, 2006

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions or the negative of these terms. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Many factors could affect our actual results, and variances from our current expectations regarding these factors could cause actual results to differ materially from those expressed in our forward-looking statements. We presently consider the factors set forth below to be important factors that could cause actual results to differ materially from our published expectations. A more detailed discussion of these factors, as well as other factors that could affect our results, is contained under the heading “Risk Factors” in our SEC filings, including the report on Form 10-K for the year ended December 31, 2005. However, management cannot predict all factors, or combinations of factors, that may cause actual results to differ materially from those projected in any forward-looking statements. Factors that we currently believe could cause our results to be different from our expectations include the following:

•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our yield on base business;

•	we may be unable to maintain or expand margins if we are unable to control costs;

•	we may be unable to attract or retain qualified personnel, including licensed commercial drivers and truck maintenance professionals;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including pricing increases, passing on increased costs to our customers, divesting under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenues and margins;

•	fuel price increases or fuel supply shortages may increase our expenses, including our tax expense if Section 45K credits are phased out due to continued high crude oil prices;

•	fluctuating commodity prices may have negative effects on our operating revenues and expenses;

•	inflation and resulting higher interest rates may have negative effects on the economy, which could result in decreases in volumes of waste generated and increases in our financing costs and other expenses ;

•	the possible inability of our insurers to meet their obligations may cause our expenses to increase;

•	weather conditions cause our quarter to quarter results to fluctuate, and extremely harsh weather or natural disasters may cause us to shut down operations;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses or reduce revenues;

•	regulations may negatively impact our business by, among other things, increasing the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state or cross-border waste or certain categories of waste can increase our expenses and reduce our revenues;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have negative effects on volumes of waste going to landfills and waste-to-energy facilities, which are higher margin businesses than recycling;

•	efforts by labor unions to organize our employees may divert management’s attention and increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to union-initiated work stoppages, including strikes, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs or limit our ability to conduct or expand our operations;

•	possible errors or problems with implementing and deploying new information technology systems may decrease our efficiencies and increase our costs to operate;

•	the adoption of new accounting standards or interpretations may cause fluctuations in quarterly results of operations or adversely impact our results of operations; and

•	we may reduce or eliminate our dividend or share repurchase program or we may need additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and we may not be able to obtain any needed capital on acceptable terms.

Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time up to an indeterminate dollar amount.

The types of securities that we or selling securityholders may offer and sell from time to time pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	guarantees; and

•	units consisting of any of the securities listed above.

Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we or selling securityholders propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we or selling securityholders will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Documents Incorporated by Reference” and “Where You Can Find More Information.”

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus (i) by means of a post-effective amendment to the registration statement of which this prospectus is a part; (ii) through filings we make with the SEC that are incorporated by reference into this prospectus; or (iii) by any other method as may then be permitted under applicable law, rules or regulations.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

SEC Filing (our SEC file number is 1-1254)	Date Filed

Annual Report on Form 10-K (including the portions of our proxy statement for our 2006 annual meeting of stockholders incorporated by reference therein) for the year ended December 31, 2005	February 21, 2006
Quarterly report on Form 10-Q for the quarter ended March 31, 2006	April 27, 2006
Quarterly Report on Form 10-Q for the quarter ended June 30, 2006	July 28, 2006
Current Report on Form 8-K	March 1, 2006
Current Report on Form 8-K	March 28, 2006
Current Report on Form 8-K	April 20, 2006
Current Report on Form 8-K	May 12, 2006
Current Report on Form 8-K	May 18, 2006
Current Report on Form 8-K	May 24, 2006
Current Report on Form 8-K	June 22, 2006
Current Report on Form 8-K	July 6, 2006
Current Report on Form 8-K	July 28, 2006
Current Report on Form 8-K	August 21, 2006
Description of our Common Stock on Form 8-B	July 13, 1995

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the securities. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless otherwise specified in such current report.

You may obtain copies of any of these filings through Waste Management as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Waste Management, Inc.
1001 Fannin Street, Suite 4000
Houston, Texas 77002
Attn: Corporate Secretary
713-512-6200
www.wm.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

THE COMPANY

We are the leading provider of integrated waste services in North America. Using our vast network of assets and employees, we provide a comprehensive range of waste management services. Through our subsidiaries we provide collection, transfer, recycling, disposal and waste-to-energy services. In providing these services, we actively pursue projects and initiatives that we believe make a positive difference for our environment, including recovering and processing the methane gas produced naturally by landfills into a renewable energy source. Our customers include commercial, industrial, municipal and residential customers, other waste management companies, electric utilities and governmental entities.

Our principal executive offices are located at 1001 Fannin Street, Suite 4000, Houston, Texas 77002 and our telephone number is (713) 512-6200.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2005		2004		2003

Income before taxes, cumulative effect of changes in accounting principles, losses in equity investments and minority interests	$1,253		$1,316		$1,129

Fixed charges deducted from income:
Interest expense	496		455		439
Implicit interest in rents	51		51		69

	547		506		508

Earnings available for fixed charges	$1,800		$1,822		$1,637

Interest expense	$496		$455		$439
Capitalized interest	9		22		22
Implicit interest in rents	51		51		69

Total fixed charges	$556		$528		$530

Ratio of earnings to fixed charges	3.2	x	3.5	x	3.1	x

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of securities by us for general corporate purposes, which may include the repayment of indebtedness and our working capital requirements. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities on a senior unsecured basis under an indenture, dated as of September 10, 1997 among Waste Management, as issuer, and Texas Commerce Bank National Association (now known as JPMorgan Chase Bank), as trustee. We will issue subordinated debt securities under an indenture dated as of February 1, 1997 among Waste Management, as issuer, and JPMorgan Chase, as trustee. The indentures are substantially identical, except for provisions relating to subordination and covenants.

We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed the senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.

Provisions Applicable to Each Indenture

General.  Neither indenture limits the amount of debt securities that may be issued under that indenture, and neither limits the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance.

Terms.  The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of Waste Management or any other entity;

•	with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not inconsistent with the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets.  The indentures generally prohibit a consolidation or merger involving Waste Management or a lease, transfer or disposition of all or substantially all of our assets unless:

•	we are the continuing corporation; or

•	if we are not the continuing corporation, the resulting entity or transferee assumes the performance of its covenants and obligations under the indentures and the due and punctual payments on the debt securities; and

•	in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction.

Upon any such consolidation, merger or asset lease, transfer or disposition, the resulting entity or transferee will be substituted for us under the applicable indenture and debt securities. In the case of an asset transfer or disposition other than a lease, we will be released from the applicable indenture.

Events of Default.  Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest on that series of debt securities for 30 days when due;

•	failure to pay principal of or any premium on that series of debt securities when due;

•	default in the deposit of any sinking fund payment when and as due by that series of debt securities

•	failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 60 days after written notice by the trustee in the case of the senior indenture and for 90 days after written notice by the trustee in the case of the subordinated indenture or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization; and

•	any other event of default provided for that series of debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default may in some cases rescind this accelerated payment requirement.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

The indentures require us to file each year with the trustee a written statement as to our compliance with the covenants contained in the applicable indenture.

Modification and Waiver.  Each indenture may be amended or supplemented if the majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. However, the subordinated indenture may not be amended to alter the subordination of any outstanding subordinated securities without the consent of each holder of senior debt then outstanding that would be adversely affected by the amendment. Additionally, without the consent of the holder of each debt security affected, no modification may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification; or

•	adversely affect the right to convert subordinated debt securities, if applicable.

The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any

•	default or event of default in any payment on any debt security; or

•	compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance.  When we use the term defeasance, we mean discharge from some or all of our obligations under the indentures. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series and, if applicable, the related guarantees (“legal defeasance”); or

•	we will no longer have any obligation to comply with certain restrictive covenants, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies, hold moneys for payment in trust and, in the case of subordinated debt securities, no defeasance will affect our obligations respecting the conversion of debt securities into Common Stock. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law.  New York law will govern the indentures and the debt securities.

Trustee.  JPMorgan Chase is the trustee under the senior indenture and the subordinated indenture. JPMorgan Chase serves as trustee relating to a number of series of debt obligations of Waste Management as of December 31, 2005. JPMorgan Chase and its affiliates perform certain commercial banking services for us for which they receive customary fees and are lenders under our current credit facility.

If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

Each indenture contains limitations on the right of the trustee, if it becomes our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer.  The debt securities may be issued in registered form, without interest coupons, or in bearer form, with interest coupons attached, or both, as described in the prospectus supplement. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will affect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents.  Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities.  The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Senior Debt Securities

Ranking and Guarantee.  The senior debt securities will constitute senior debt of Waste Management and will rank equally with all of the other series of debt securities issued under the senior indenture and will rank senior to all series of subordinated securities issued and outstanding from time to time. However, if the senior debt securities are not guaranteed by Waste Management Holdings, then such securities will be structurally subordinated to all senior debt that is so guaranteed. If provided in a prospectus supplement, Waste Management Holdings may fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of and any premium and interest on the senior debt securities issued by Waste Management when and as the payment becomes due and payable, whether at maturity or otherwise.

Restrictive Covenants.  We have agreed to two principal restrictions on our activities for the benefit of holders of the senior debt securities. The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those debt securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description capitalized terms that we have defined below under “Glossary.”

Limitation on Liens

We have agreed that we and our Restricted Subsidiaries will create, issue, incur or assume Indebtedness secured by a lien upon a Principal Property only if the outstanding senior debt securities are secured equally and ratably with or prior to the Indebtedness secured by that lien. This covenant has exceptions that permit:

(a)  liens on the property or assets existing at the time of acquisition which secure obligations assumed by us or our Restricted Subsidiaries;

(b)  conditional sales agreements with respect to any property or assets acquired by us or a Restricted Subsidiary;

(c)  liens on the property, assets or stock of an entity at the time the entity is merged into or consolidated with us or a Restricted Subsidiary or at the time the entity becomes a Restricted Subsidiary;

(d)  liens on the property, assets or stock of an entity that becomes us in accordance with “Provisions Applicable to Debt Securities — Consolidation, Merger and Sale of Assets,” above;

(e)  liens on assets either:

•	existing at the time of, or created within 360 days after, the acquisition of the assets, or

•	securing Indebtedness incurred to finance all or part of the purchase price of the assets or the cost of constructing, improving, developing or expanding the assets that was incurred before, at the time of, or created within 360 days after, the later of the completion of construction, improvement, development or expansion or the commencement of commercial operation of the assets;

(f)  intercompany liens;

(g)  mechanics’, materialmen’s and like liens incurred in the ordinary course of business;

(h)  liens arising by deposits or security given to governmental agencies required in order to do business with the government;

(i)  liens for taxes, assessments or governmental charges not yet delinquent or being contested in good faith;

(j)  liens in connection with legal proceedings so long as the proceeding is being contested in good faith or execution thereon is stayed;

(k)  landlord’s liens on fixtures located on property leased by us or Restricted Subsidiaries in the ordinary course of business;

(l)  liens in favor of any governmental authority in connection with the financing of the cost of construction or acquisition of property;

(m)  liens arising due to deposits to qualify us or a Restricted Subsidiary to do business, maintain self-insurance or obtain the benefit of or comply with laws;

(n)  liens securing industrial development, pollution control or other revenue bonds of a domestic government entity;

(o)  liens arising in connection with the sale of accounts receivable; and

(p)  any extensions, substitutions, replacements or renewals of the above-described liens or any Indebtedness secured by these liens if the lien is limited to the property (plus any improvements) secured by the original lien.

In addition, without securing the senior debt securities as described above, we and our Restricted Subsidiaries may issue, assume or guarantee Indebtedness that this covenant would otherwise restrict in a total principal amount that, when added to all other outstanding Indebtedness that this covenant would otherwise restrict and the total amount of Attributable Debt outstanding for Sale/Leaseback Transactions, does not exceed 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which we have purchased property or retired or defeased Indebtedness as described in clause (b) below under “Limitation on Sale/Leaseback Transactions.”

Limitation on Sale/Leaseback Transactions

Unless provided otherwise in a prospectus supplement, we and our Restricted Subsidiaries will not enter into a Sale/Leaseback Transaction unless at least one of the following applies:

(a)  we or that Restricted Subsidiary could incur Indebtedness in a principal amount equal to the Attributable Debt for that Sale/Leaseback Transaction and, without violating the “Limitation on Liens” covenant, could secure that Debt by a lien on the property to be leased without equally and ratably securing the senior debt securities.

(b)  within 180 days after the effective date of any Sale/Leaseback Transaction, we will apply the net proceeds of the Sale/Leaseback Transaction to the voluntary defeasance or retirement of any senior debt securities issued under the senior indenture or to the acquisition or capital improvement of a Principal Property.

Notwithstanding the above, we and our Restricted Subsidiaries may effect a Sale/Leaseback Transaction that is not allowable under the clauses above provided that the Attributable Debt associated with the transaction, together with the aggregate principal amount of debt secured by liens on Principal Property not acceptable under the “Limitation on Liens” covenant, do not exceed 15% of Consolidated Net Tangible Assets.

Glossary

“Attributable Debt” means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction. For these purposes, rental payments do not include any amounts required to be paid for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that the lessee may terminate by paying a penalty, if the net amount (including payment of the penalty) would be reduced if the lessee terminated the lease on the first date that it could be terminated, then this lower net amount will be used.

“Consolidated Net Tangible Assets” means the total amount of assets of Waste Management, Inc. and its consolidated subsidiaries less:

•	all current liabilities (excluding liabilities that are extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term debt); and

•	the value of all intangible assets.

We will calculate Consolidated Net Tangible Assets based on our most recent quarterly balance sheet.

“Indebtedness” means (a) all obligations for borrowed money or on which interest charges are customarily paid, all as shown on the balance sheet of the indebted party and (b) all guarantees of Indebtedness.

“Restricted Subsidiary” means any Subsidiary (a) principally engaged in, or whose principal assets consist of property used by us or any Restricted Subsidiary in the storage, collection, transfer, interim processing or disposal of waste within the United States or Canada or (b) which we designate as a Restricted Subsidiary in an officer’s certificate delivered to the trustee.

“Principal Property” means any waste processing, waste disposal or resource recovery plant or similar facility located within the United States or Canada and owned by, or leased to, us by any Restricted Subsidiary except (a) any such plant or facility (i) owned or leased jointly or in common with one or more persons other than us and any Restricted Subsidiaries in which our and our Restricted Subsidiaries’ interest does not exceed 50%, or (ii) which our Board of Directors determines is not material in importance to our total business or (b) any portion of such plant or facility which our Board of Directors determines in good faith not to be of material importance to the use or operation thereof.

“Sale/Leaseback Transaction” means any arrangement with anyone under which we or our Restricted Subsidiaries lease any Principal Property that we or such Restricted Subsidiary has sold or transferred or will sell or transfer to that person. This term excludes the following:

•	temporary leases for a term of not more than three years;

•	intercompany leases;

“Subsidiary” means an entity at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

Provisions Applicable Solely to Subordinated Debt Securities

Ranking.  The subordinated debt securities will rank junior to all of our senior debt and may rank equally with or senior to our other subordinated debt that may be outstanding from time to time.

Subordination.  Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior indebtedness. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if we fail to pay the principal, interest, premium or any other amounts on any senior indebtedness when due. The subordination does not affect our obligation to make payments in our capital stock pursuant to any conversion right or otherwise made on our capital stock.

The subordinated indenture does not limit the amount of senior indebtedness that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

DESCRIPTION OF GUARANTEES

Waste Management Holdings may fully and unconditionally guarantee our payment obligations under any series of debt securities. If a series of debt securities is so guaranteed, Waste Management Holdings will execute a separate guarantee agreement or a supplemental indenture as further evidence of its guarantee. We will provide the specific terms of any guarantee in the prospectus supplement.

The obligations of Waste Management Holdings under its guarantee will be limited to the maximum amount that will not result in the obligations of Waste Management Holdings under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The specific provisions under which Waste Management Holdings may be released and discharged from its guarantee will be set forth in the prospectus supplement.

If a series of debt securities is guaranteed by and is designated as subordinate to our senior indebtedness, then those guarantees by Waste Management Holdings will be subordinated to the senior indebtedness of Waste Management Holdings on substantially the same extent as the series is subordinated to our senior indebtedness.

DESCRIPTION OF CAPITAL STOCK

General

We may issue shares of our common stock to purchasers or in order to settle litigation or other claims or to satisfy judgment or arbitration awards. We may also issue shares of common stock to persons who exercise currently outstanding warrants or upon exercise of any convertible debt issued hereunder. The terms of any offering of common stock will be provided in a prospectus supplement.

We are authorized to issue 1,500,000,000 shares of common stock, of which 534,480,615 shares were outstanding at September 20, 2006. We are also authorized to issue 10,000,000 shares of preferred stock, none of which were outstanding on that date.

Common stock

Dividends.  Holders of common stock are entitled to receive dividends when declared by our Board of Directors. In certain cases, common stockholders may not receive dividends until we satisfy our obligations to any preferred stockholders.

Voting Rights.  Each share of common stock is entitled to one vote in the election of directors and in each other matter we may ask stockholders to vote on. Common stockholders do not have cumulative voting rights. Accordingly, the holders of a majority of shares voting for the election of directors can elect all of the directors standing for election.

Fully Paid Status.  All outstanding shares of our common stock are validly issued, fully paid and non-assessable. The shares offered hereby will also be, upon issuance and sale, validly issued, fully paid and non-assessable.

Liquidation or Dissolution.  If we liquidate, dissolve or wind up our business, whether or not voluntarily, common stockholders will share ratably in the assets remaining after we pay our creditors and any preferred stockholders.

Listing.  Our common stock is listed on the New York Stock Exchange under the trading symbol “WMI.”

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is Mellon Investor Services in South Hackensack, New Jersey.

Preferred stock

The Board of Directors is authorized, without obtaining stockholder approval, to issue one or more series of preferred stock. The Board’s authority includes determining the number of shares of each series and the rights, preferences and limitations of each series, including voting rights, dividend rights, conversion rights, redemption rights and any liquidation preferences. In this regard, the Board may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, and dividend or liquidation preferences that would restrict common stock dividends or adversely affect the assets available for distribution to holders of shares of common stock in the event of our dissolution.

Authorized but unissued shares

Authorized but unissued shares of common stock or preferred stock can be reserved for issuance by the Board of Directors from time to time, without stockholder action, for stock dividends or stock splits, to raise equity capital and to structure future corporate transactions, including acquisitions, as well as for other proper corporate purposes. Stockholders have no preemptive rights.

Delaware law and certain provisions of our Certificate of Incorporation

We are a Delaware corporation and are governed by the Delaware General Corporation Law, in addition to our Certificate of Incorporation and Bylaws, certain provisions of which are summarized below. You should read the actual provisions of these documents.

Section 203 of the Delaware law provides that an “Interested Stockholder,” which is generally defined to mean any beneficial owner of 15% to 85% of the corporation’s voting stock, may not engage in any “business combination” with the corporation for a period of three years after the date on which the person became an Interested Stockholder, unless:

•	prior to such date, the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder; or

•	subsequent to such date, the business combination is approved by the corporation’s board of directors and authorized at a stockholders’ meeting by a vote of at least two-thirds of the corporation’s outstanding voting stock not owned by the Interested Stockholder.

Section 203 defines the term “business combination” to include mergers, asset sales and other transactions resulting in a financial benefit to the Interested Stockholder.

The provisions of Section 203, combined with the Board of Directors’ authority to issue preferred stock without further stockholder action, could delay or frustrate a change in control or discourage, impede or prevent a merger, tender offer or proxy contest involving us, even if such an event would be favorable to the interests of our stockholders. Our stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203. Such an election would be effective 12 months after its adoption.

Limitation of liability and indemnification of officers and directors

Our Certificate of Incorporation provides that our directors are not liable for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

In addition, our Bylaws provide for indemnification of each officer and director to the fullest extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law grants us the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he is or was an officer or director if the individual (1) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and (2) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

We have also purchased directors’ and officers’ liability insurance. Section 145 of the Delaware General Corporation Law allows us to purchase such insurance whether or not we would have the power to indemnify an officer or director under the provisions of Section 145.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents,

•	to or through underwriters,

•	through broker-dealers (acting as agent or principal),

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise,

•	through a combination of any such methods of sale,

•	through any other methods described in a prospectus supplement

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements that may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Waste Management, Inc. appearing in Waste Management, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and Waste Management, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.